Exhibit 8.2

O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025-7019	T: +1 650 473 2600 F: +1 650 473 2601 omm.com

___, 2025

Moveworks, Inc.

1400 Terra Bella Ave.

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as counsel to Moveworks Inc., a Delaware Corporation (“Moveworks”), in connection with the Agreement and Plan of Merger, dated March 9, 2025 (the “Merger Agreement”), by and among ServiceNow, Inc., a Delaware corporation (“ServiceNow”), Mavericks Merger Sub, Inc., a Delaware corporation, and Mavericks Merger Sub, LLC, a Delaware limited liability company, Moveworks and Fortis Advisors LLC, a Delaware limited liability company, as the securityholders’ agent. Pursuant to Section 8.8 of the Merger Agreement, you have requested our opinion as to certain of the United States federal income tax consequences of the Mergers. Any capitalized terms used but not defined herein unless otherwise stated have the meaning given to such terms in the Merger Agreement.

In providing our opinion, we have examined and with your consent are relying upon (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 as filed by ServiceNow in connection with the Merger Agreement (the “Registration Statement”), and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that (i) the transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the statements and representations made by Moveworks and ServiceNow in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statement or representation set forth in the Merger Agreement, the Registration Statement or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) the parties to the Merger Agreement and their respective subsidiaries will treat the transactions for U.S. federal and applicable state and local income tax purposes in a manner consistent with our opinion, (vi) such parties have complied and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement, and (vii) there will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time.

Austin • Century City • Dallas • Houston • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

If any of the above described assumptions is untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement, or the Officer’s Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the caption “U.S. Federal Income Tax Consequences of the Mergers,” it is our opinion that, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform Moveworks of any such change or inaccuracy that may occur or come to our attention.

This opinion is furnished solely to you solely in connection with the Merger Agreement and this opinion is not to be relied upon for any other purpose without our prior written consent, provided, that we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to O’Melveny & Myers LLP under the heading “Legal Matters” contained in the accompanying prospectus. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

O’Melveny & Myers LLP